EXHIBIT 10.1
CAUSE NO. 2020-CV-31721

HAROLD E. RILEY FOUNDATION    §        IN THE DISTRICT COURT OF    Plaintiff/Counter-Claim Defendant,    §
        §
v.        §
        §
CHRISTOPHER W. CLAUS,    §
J.D. DAVIS, JR., GERALD W. SHIELDS,    §
FRANK A. KEATING II, TERRY S. MANESS,    §
E. DEAN GAGE, ROBERT B, SLOAN, JR.,     §    ARAPAHOE COUNTY, COLORADO
CONSTANCE K. WEAVER and     §
CITIZENS, INC.    §
    Defendants/Counter-Claim Plaintiffs,    §
        §
v.        §
        §
CHARLES W. HOTT and MIKE C. HUGHES,    §
    Third-Party Defendants.    §        21ST DIVISION

MUTUAL AGREEMENT FOR COMPROMISE, SETTLEMENT AND RELEASE

    This Mutual Agreement for Compromise, Settlement and Release (“Agreement”) is entered into by and among Plaintiff Harold E. Riley Foundation (“HERF” or “Plaintiff”), Baylor University (“Baylor”) and Southwestern Theological Seminary (“SWBTS”), Beneficiaries thereof, and Defendants Christopher w. Claus, J.D. Davis, Jr., Gerald W. Shields, Frank A. Keating II, Terry S. Maness, E. Dean Gage, Robert B. Sloan, Jr., Constance K. Weaver and Citizens, Inc. (“Citizens”) (collectively the “Defendants”), Plaintiffs and Defendants are sometimes collectively referred to as the “Parties” or singularly as a “Party.”

RECITALS

1.WHEREAS, a dispute has arisen with respect to the Harold E. Riley Foundation’s (“HERF”) nomination of certain individuals to serve on Citizens’ Board of Directors (the “Board”) and, on September 2, 2020, HERF filed a Complaint and on November 13, 2020, HERF filed an Amended Complaint, in the District Court for Arapahoe County, Colorado entitled Harold E. Riley Foundation v. Claus, et al.., Civil Action No. 2020cv31721(the “Lawsuit”);

2.WHEREAS, on December 7, 2020, Citizens filed counterclaims and third-party claims in the Litigation against the Foundation and certain of its officers or trustees, including Hott and Hughes;

3.WHEREAS, the Parties desire to dismiss the claims in, or which could have been made in, the Lawsuit as between them, and to avoid further controversy, costs and expenses, and to fully compromise, settle, release and dispose of all claims, liabilities and controversies between them with respect to the Lawsuit, which are or might be asserted by or between them.

NOW, THEREFORE, in consideration of the recitals, covenants, terms, conditions, payments, releases, mutual promises, and agreements set forth herein, the receipt and sufficiency of which are acknowledged, and to compromise and settle all disputes and claims between the Parties, they agree as follows:

4.Terms of Settlement. Subject to the execution of this Agreement by all Parties, and the timely performance by each Party of the terms and conditions of this Agreement (all as more fully detailed below), the Parties understand and agree as follows:

4.1.     Citizens and HERF shall mutually dismiss, with prejudice, all claims, counterclaims, crossclaims, and third-party claims currently at issue in the Litigation. The HERF dismissal with prejudice shall only be as to the specific attempt to seat the individuals at issue in the suit. Any claims as to, or concerning any declaration as to the nature or extent of the existing rights of the owner of the Class B shares (including as to the right of Citizens to expand or modify its Board of Directors structure or number in derogation of the rights of the Class B shares) shall be dismissed without prejudice.

4.2.     Citizens shall immediately act to: (i) restore Citizens, Inc.’s Board to its form as of August 12, 2020: specifically, a nine-seat board of directors comprised of four Class A directors (Christopher W. Claus, J.D. Davis, Jr., Gerald W. Shields, and Frank A. Keating II), four Class B directors (E. Dean Gage, Robert B. Sloan, Terry S. Maness, and Constance K. Weaver), and one Class B vacancy, subject to Citizens’ Bylaws as they existed on August 12, 2020, and (ii) re-establish the Citizens Certificate of Formation, Bylaws, and Board to the form in which they existed on August 12, 2020. In this regard, HERF shall reasonably cooperate with Citizens in such restoration of Citizens, Inc. Board, and shall take all steps reasonably deemed necessary and/or requested by Citizens, including without limitation, withdrawal of HERF’s current nominees to the Citizen’s Board of Directors and specifically approve the restoration of the four Class B directors listed above, in conjunction with the re-establishment.

4.3.     While in possession of the Class B shares of Citizens, HERF shall comply with the following terms and conditions set forth in its Policy and Procedures Manual (“Manual”) as drafted when submitted as Exhibit H to HERF’s 2020 Form A approval process (or the equivalent) to the Insurance Regulators the following provisions (except as to the extent the same may hereafter be validly amended, with regulatory approval, to the extent necessary):

4.3.1.    “It is the policy of the Foundation that trustees and officers of the Foundation will not serve as directors, officers, employees or agents of the Company”;
4.3.2.    “The Foundation wishes to engage with the Citizens Nominating and Governance Committee (the “N&G Committee”) on a constructive and cooperative basis with regard to the annual development of the Class B Slate and in connection with the filling of vacancies that may occur from time to time in the Citizens Class B directorship”; and
4.3.3.    “The Board [of the Foundation] will be expected to communicate and coordinate with the N&G Committee as it develops the slate of Class B directors and to provide input in the selection process from the perspective of the Foundation as the holder of the Class B shares.”
4.4.    HERF shall not allow or have any trustee or management affiliation (of HERF) with the Riley family members, or any entity (to the extent known by HERF) controlled by them, to the extent prohibited by the various Departments of Insurance.

4.5.    HERF shall not lend its shares of Citizens, Inc. to third-parties to facilitate the short-selling of Citizens, Inc.’s stock, and to the extent those positions are currently open, it shall close them out in a reasonable time period.
4.6.    To the extent prohibited by law, HERF and its current officers, trustees, and nominees, shall not engage in any communication, written or oral, that in any way influences, the market for Citizen Inc.’s shares or Citizen Inc.’s reputation within the marketplace.

4.7.    HERF shall sell and assign to Citizens, and Citizens will purchase and acquire from HERF, all of HERF’s Class B Shares in Citizens in accordance with the terms set forth in the Purchase and Sale Agreement, attached as Ex. A hereto.

4.7.1.     Citizens will, at its sole cost and expense, provide all communications and obtain all related regulatory registration/transfer notification and approval issues with each state regulator such that neither HERF nor the replacement trustees from BU & SW would not have to engage in a form A approval. In the interim time between the execution and the closing, BU & SW would ask for a Form A exemption based on this agreement from each of the four states DOIs, to the extent necessary.

4.7.2.    HERF shall preserve, and shall instruct its officers, directors, trustees, nominees, relevant agents, consultants, and counsel to preserve, for a period of twelve (12) months, all documents and communication relating to (a) Citizens, (b) any of Citizens agents, employees, officers or directors, (c) HERF’s attempts to seek regulatory approval for a change of control of Citizens’ Class B Shares (including HERF’s Form A applications in 2018 and 2020), (d) the selection of nominees to sit on Citizens’ Board of Directors, (e) HERF’s plans for operating Citizens after a change of control, and (f) the Lawsuit. For the avoidance of doubt, HERF’s officers, directors, trustees, nominees, relevant agents, consultants, and counsel specifically include Charles Hott, Michael Hughes, David August Boto, Fred Quatro, Charles Pugh, and Paige Patterson, as well as Skadden, Arps, Slate, Meagher & Flom, LLP; Wheeler Trigg O’Donnell, LLP; Kelly Hart & Hallman; Greenberg Traurig, LLP; Hall & Evans, LLC; and Jones & Keller, P.C.

4.7.3.    HERF shall make a reasonable effort to review documents in order to determine whether it will agree to waive all or some privileges, including attorney-client privilege, as to documents and communications dated on or before February 5, 2021, with any agents, consultants, or counsel relating to (a) Citizens, Inc. (b) any of Citizens agents, employees, officers or directors, (c) HERF’s attempts to take control of Citizens (including HERF’s Form A application), (d) HERF’s plans for operating Citizens after a change of control, and (e) the Lawsuit. This specifically includes, without limitation, the Foundation’s communications with counsel at Skadden, Arps, Slate, Meagher & Flom, LLP; Wheeler Trigg O’Donnell, LLP; Kelly Hart & Hallman; Greenberg Traurig, LLP; Hall & Evans, LLC; and Jones & Keller, P.C.. To the extent it will waive the privilege, HERF will notify Citizens and will produce such documents and communications at Citizens’ request through either a court-supervised process, a subpoena, or by consent pursuant to an order under Texas Rule of Civil Procedure 202.
4.7.4.    The Parties will dismiss any and all related claims by and between them within the Lawsuit pursuant to a Joint Motion to Dismiss with Prejudice, in the form of Ex. B hereto.
5.Mutual Representations and Warranties. As consideration for the purchase, dismissal and release of Claims (defined below) provided in this Agreement, the Parties represent and warrant to each other the following:

5.1.    Each Party has the full power and capacity to execute, deliver and perform all of the obligations pursuant to this Agreement and the various Exhibits executed and delivered in connection therewith, and this Agreement and all Exhibits constitute the valid and binding obligations of the Parties and are enforceable in accordance with their terms;

5.2.    Each Party has retained independent legal counsel with respect to this Agreement and the advisability of executing this Agreement. Each Party has not relied, in any way upon representations, statements, or other information provided by the other Party in connection with the Agreement or the advisability of executing this Agreement. Each Party is relying on its own judgment in executing this Agreement;

5.3.    Each Party has no other claims or disputes against the other Party and represents and warrants that he is the sole owner and holder of any interest in the Lawsuit or otherwise related to the Settlement;

5.4.    Each Party has not assigned, transferred, or granted, or purported to assign, transfer or grant to any third party any of his rights to the Lawsuit, or any right to any Claim which he/she may have with respect to the Lawsuit, has disclosed subrogated interest in the Lawsuit or this Agreement, which may be owned or which may have been acquired in whole or in part by any third party, and has not failed to disclose to the other Party information regarding any actual, claimed or contested assignment, subrogation, or transfer of Claims to any third party; and

5.5.    Except for the warranties, representations, covenants, terms and conditions specifically set forth herein, in executing this Agreement, neither Party has received nor relied upon any oral or written representation of any other Party regarding any fact, circumstance, condition, legal effect or promise of future action and, specifically, no representations have been made by any attorney or agent of any Party released about the nature or extent of any damages.

5.6.    This Agreement is the compromise of doubtful and disputed claims, the liability for which and the amount of damages for which, if any, are uncertain and speculative. This Agreement is being entered into solely for the purpose of avoiding expense, annoyance, and uncertainty of continued litigation, and to buy peace. Nothing contained in this Agreement shall be construed as an admission of liability by or on behalf of any Party, all such liability being expressly denied.
6.Release by Harold E. Riley Foundation. HERF and its respective representatives, agents, attorneys, employees, predecessors, successors, parent companies, and subsidiaries and assigns (jointly and severally “HERF Releasors”), as the case may be, unconditionally and forever release, acquit and forever discharge Defendants, and each of their representatives, agents, attorneys, insurance carriers, heirs, administrators, executors, successors and assigns (collectively “Defendants Releasees”) of and from any and all obligations, duties, liabilities, injuries, damages, causes of action, demands, losses, compensation, costs, expenses of every name, kind or nature, whatsoever for or because of anything done, omitted to be done or permitted to be done by Defendants prior to February 5, 2021 (collectively, the “Claims”), whether purported to be against person or property, in law or in equity, whether such Claims are presently known or unknown, direct or indirect, fixed or contingent, which the HERF Releasors have ever had, or now have, or which the HERF Releasors may claim to have against Defendants Releasees caused by, or arising out of any alleged Claims, and/or any claimed duty, obligation, liability or omission of HERF Releasors which has arisen or may arise under or be in any way connected with or related to the Lawsuit, or otherwise, including, but not limited to, any Claims arising out of or relating to any allegations whether based in contract, tort, constitutional law, common law or statute. This Release specifically includes, but is not limited to, any and all Claims arising out of, connected with, concerning or relating in any way to the Lawsuit, and/or any facts, transactions, occurrences, issues or causes of action involved in the Lawsuit or which could have been asserted, including, but not limited to any affirmative claim, or any other statutory or common law cause of action. It is understood by the Parties that this Release extends to and includes, but is not limited to, all damages of every kind, whether compensatory, exemplary, punitive, at common law, statutory, contractual, or under warranty, occurring both in the past and which may occur in the future. HERF Releasors further covenant and agree not to institute, prosecute, or in any way aid in the institution or prosecution of any Claim related to, or associated with, the Lawsuit. THIS IS A FULL, COMPLETE AND GENERAL RELEASE OF ALL CLAIMS RELATED TO THE LAWSUIT, AS TO DEFENDANTS RELEASEES. This Release does not release any obligations created by this Agreement.

7.Release by Defendants. Defendants and their respective representatives, agents, attorneys, employees, predecessors, successors, parent companies, and subsidiaries and assigns (jointly and severally “Defendants Releasors”) as the case may be, unconditionally and forever release, acquit and forever discharge HERF, as well as any HERF officer, agent, employee, or representative that is covered by (i) a proper and enforceable indemnification right related to potential positions as Class B Directors of Citizens, or by (i) the September 2020 HERF Board Resolution related to potential positions as Class B Directors of Citizens, and then as to 7(i) and 7(ii), only as to those actions specifically covered by that indemnification right or Board Resolution, and, separately, the Beneficiaries (Baylor and SWBTS) and each of Baylor and SWBTS’s (and only Baylor and SWBTS’s) representatives, agents, attorneys, employees, predecessors, successors, parent companies, and subsidiaries and assigns (collectively “HERF and Beneficiary Releasees”) of and from any and all obligations, duties, liabilities, injuries, damages, causes of action, demands, losses, compensation, costs, expenses of every name, kind or nature, whatsoever for or because of anything done, omitted to be done or permitted to be done by or on behalf of any one or more of the HERF and Beneficiary Releases prior to February 5, 2021 (collectively, the “Claims”), whether purported to be against person or property, in law or in equity, whether such Claims are presently known or unknown, direct or indirect, fixed or contingent, which the Defendants Releasors have ever had, or now have, or which Defendants Releasors may claim to have against HERF and Beneficiary Releasees caused by, or arising out of any alleged Claims, and/or any claimed duty, obligation, liability or omission of HERF and Beneficiary Releasees which has arisen or may arise under or be in any way connected with or related to the Lawsuit, or otherwise, including, but not limited to, any Claims arising out of or relating to any allegations whether based in contract, tort, constitutional law, common law or statute. This Release specifically includes, but is not limited to, any and all Claims arising out of, connected with, concerning or relating in any way to the Lawsuit, and/or any facts, transactions, occurrences, issues or causes of action involved in the Lawsuit or which could have been asserted, including, but not limited to any affirmative claim, or any other statutory or common law cause of action. It is understood by the Parties that this Release extends to and includes, but is not limited to, all damages of every kind, whether compensatory, exemplary, punitive, at common law, statutory, contractual, or under warranty, occurring both in the past and which may occur in the future. Defendants Releasors further covenant and agree not to institute, prosecute or in any way aid in the institution or prosecution against HERF or the Beneficiary Releasees of any Claim related to, or associated with, the Lawsuit. THIS IS A FULL, COMPLETE AND GENERAL RELEASE OF ALL CLAIMS RELATED TO THE LAWSUIT, AS TO HERF AND BENEFICIARY RELEASEES. This Release does not release any obligations created by this Agreement.

8.Baylor and SWBTS are Plaintiffs in Cause No. 067-319587-20, Baylor University and Southwestern Baptist Theological Seminary v. Harold E. Riley Foundation and Mike C. Hughes, 67th Judicial District Court of Tarrant County, Texas, and are in the process of settlement thereof, which will cause the resignation of all of the current HERF Trustees (Mike C. Hughes, Charles Hott, and Augie Boto) and allow them appointment of Trustees to the HERF Board. Once such appointment is complete, Baylor and SWBTS will, through the newly appointed HERF Trustees, ratify this Agreement and cause HERF to fulfill its obligations set out herein, including to execute this Mutual Settlement Agreement and Release. To that extent, once signed by Citizens, Baylor and SWBTS, this Agreement shall be binding as between those parties.
9.Miscellaneous Provisions.

9.1.    No Construction Against a Drafter. Each Party has cooperated in the drafting and preparation of t    his Agreement. Therefore, in any construction to be made of this Agreement, the Agreement shall not be construed for or against either Party.

9.2.    Binding Effect. The terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, affiliates, legal representatives, successors, and permitted assigns. If a court of competent jurisdiction determines that any provision of this Agreement is invalid, void, or unenforceable, then the remaining provisions shall nevertheless survive and continue in full force and effect.

9.3.    Descriptive Headings. The descriptive headings of the several sections of this Agreement are inserted for reference purposes only and do not constitute a part of this Agreement, nor are they intended in any way to affect the meaning or interpretation of this Agreement.

9.4.    Counterparts. This Agreement may be executed and delivered by the parties hereto in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

9.5.    Costs and Attorneys’ Fees. Taxable court costs and attorneys’ fees are to be paid by party incurring same.

9.6.    Understood Disputed Liability. It is agreed upon and acknowledged between the parties hereto that a disagreement and dispute has arisen between them about their respective rights and liabilities but that the parties would like to settle all disputes and disagreements between them without the necessity of litigation. It is therefore expressly agreed, acknowledged, understood and recognized by all parties that this is a settlement of disputed claims and that this settlement is not to be construed as an admission of liability on the part of any person, firm, entity or corporation hereby released, all of whom expressly deny liability.

9.7.    Read and Understood. The undersigned acknowledge that she has read this Agreement, has had the opportunity to read and review its terms with counsel of her choice, understand its provisions, and execute the same based on her own judgment, belief and knowledge of the nature, extent, and duration of the injuries and damages that have or could have been alleged, as well as the liability questions involved.

THIS AGREEMENT AND ANY EXHIBITS TOGETHER CONSTITUTE THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES EXCEPT BY AN AGREEMENT IN WRITING EXECUTED BY THE PARTY TO BE CHARGED. THERE ARE NO ORAL, UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

[Signature Pages Follow]

Effective Date: February 6, 2021

                        Plaintiff/Counter-Claim Defendant

                HAROLD E. RILEY FOUNDATION
(Baylor University)

By: /s/ Doug Welch
    Its: Authorized Representative Trustee
                        Dated: February 6, 2021

HAROLD E. RILEY FOUNDATION (Southwestern Baptist Theological Seminary)

By: /s/ Colby Adams
    Its: Trustee
                        Dated: February 6, 2021

                        Beneficiaries

                        BAYLOR UNIVERSITY

                        By: /s/ Linda A. Livingstone
    Its: President
                        Dated: February 5, 2021

                        SOUTHWESTERN BAPTIST
THEOLOGICAL SEMINARY

                        By: /s/Adam W. Greenway
    Its: President
                        Dated: February 6, 2021

                        Defendants/Counter-Claim Plaintiffs

                        CHRISTOPHER W. CLAUS
                        /s/ Christopher W. Claus

                        J.D. DAVIS, JR.
                        /s/ J.D. Davis, Jr.

                        GERALD W. SHIELDS
                        /s/ Gerald W. Shields

                        FRANK A. KEATING II
                        /s/ Frank A. Keating II

TERRY S. MANESS
                        /s/ Terry S. Maness

                        E. DEAN GAGE
                        /s/ E. Dean Gage

                        ROBERT B. SLOAN, JR.
                        /s/ Robert B. Sloan, Jr.

                        CONSTANCE K. WEAVER
                        /s/ Constance K. Weaver

                        CITIZENS, INC.

                        By: /s/ James A. Eliasberg
    Its: Vice President, Chief Legal Officer
                        Dated: February 5, 2021

Exhibit A
PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement” is made as of February 6, 2021 by and between Citizens, Inc., an insurance holding company incorporated under the laws of the state of Colorado (the “Company” or the “Buyer”), and the Harold E. Riley Foundation, a charitable foundation organized under the laws of the state of Texas (the “Seller,” and together with the Buyer, the “Parties”).
This Agreement contemplates a transaction in which, pursuant to the terms and subject to the conditions set forth herein, Buyer will purchase from Seller, and Seller will sell to Buyer, 1,001,714 shares of Class B common stock, no par value, of the Company (the “Class B Shares”), which shares are owned beneficially and of record by Seller and represent all of the shares of Class B common stock of the Company currently issued and outstanding.
The Parties, intending to be legally bound, hereby agree as follows:
1.Purchase and Sale.
a.Seller hereby sells and transfers to Buyer, and Buyer hereby purchases from Seller, free and clear of all liens, claims and encumbrances, all of Seller’s right, title and interest in the Class B Shares at a purchase price of $9.08 per share for an aggregate purchase price equal to $9,090,463.80 (the “Purchase Price”). Each Party hereto shall bear his, her or its own legal fees and costs with respect to this Agreement and the consummation of the transactions contemplated hereby (collectively, the “B Share Transaction”).
b.Seller shall deliver to Buyer at or before 10:00 a.m., Denver time, on March 5, 2021, or at such other date and time as may be mutually agreed by the Parties, provided that such other date and time shall occur no more than 30 days after the date hereof (each such date and time of delivery and payment for the Class B Shares being herein called the “Closing Date”), a stock certificate or certificates representing all of the Class B Shares (or an affidavit of lost certificate(s) in lieu thereof), or such other transfer/assignment document as is agreed by the parties in the event that this Agreement does not suffice for all such purposes. Upon consummation of this Agreement, the Class B Shares shall be cancelled by the Company or held by the Company as treasury stock.
c.Buyer shall deliver to Seller at the Closing Date a cashier’s or certified check, or wire transfer payable in same-day funds to an account designated by Seller, in an aggregate amount equal to the Purchase Price.
2.Seller Representations and Warranties. Seller hereby represents and warrants to, and agrees with Buyer that, as of the date hereof and as of the Closing Date, if later:
a.To the best of Seller’s knowledge and belief, Seller has good and marketable right, title and interest (legal and beneficial) in and to all of the Class B Shares, free and clear of all liens, encumbrances, equities or claims; and, upon delivery of such Class B Shares against payment therefor by Buyer, good and marketable right, title and interest (legal and beneficial) in and to all of such Class B Shares, free and clear of all liens, encumbrances, equities or claims, will pass to Buyer, subject only to regulatory approval;

b.This Agreement has been duly authorized, executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject only to regulatory approval;
c.To the best of Seller’s knowledge and belief, the sale of the Class B Shares by Seller hereunder, the execution of this Agreement by Seller and the compliance by Seller with all of the provisions of this Agreement will not result in any violation of the provisions of the organizational documents of Seller, or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over Seller or any of its properties; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the sale of the Class B Shares by Seller hereunder or the consummation by Seller of the transactions contemplated by this Agreement, other than applicable Form A approval(s) or other applicable State insurance regulatory approvals;
d.To the best of Seller’s knowledge and belief, there are no legal or governmental proceedings pending to which Seller is a party or of which any property of Seller is the subject which, if determined adversely to Seller, individually or in the aggregate, would prevent or impair the sale of the Class B Shares by Seller hereunder or the consummation of the transactions contemplated by this Agreement;
e.Seller has consulted with Seller’s own advisors as to the legal, tax, business, financial and related aspects of, and has not relied upon Buyer or any person affiliated with Buyer in connection with, the Seller’s execution of this Agreement or any transactions contemplated hereby.
3.Miscellaneous.
a.Buyer will, at its sole cost and expense, provide all communications and obtain all related Colorado and other State regulatory approvals required of Buyer and Seller for the B Share Transaction, including without limitation all regulatory registration/transfer notifications and approval issues with each state regulator such that neither Seller nor the replacement trustees from Baylor University (“Baylor”) and Southwestern Baptist Theological Seminary (“SWBTS”) would have to engage in a Form A approval. In the interim time between the execution and the Closing Date, Baylor & SWBTS will seek a Form A exemption based on this Agreement from each of the four state Departments of Insurance, to the extent necessary.
b.Buyer will defend and indemnify Seller, Baylor, and SWBTS and hold them harmless of and from any damages, claims and causes of action asserted by any third party claim or action as a result of the consummation of the B Share Transaction.
c.This Agreement shall be binding upon, and inure solely to the benefit of, Buyer and Seller, and their respective officers, trustees, heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.
d.This Agreement shall be construed and the relation of the Parties determined in accordance with the laws of the State of Colorado without regard to the application of conflicts-of-laws principles.
e.No amendment or waiver of this Agreement shall be effective without the prior written consent of Seller and Buyer.

f.This Agreement may be terminated at any time prior to the Closing Date only upon mutual written consent of the Parties to terminate this Agreement. Upon termination of this Agreement, no Party shall have any further obligations or liabilities under this Agreement; provided, however, that (a) nothing in this Section 3(f) shall relieve either Party from liability for any willful breach of this Agreement prior to the termination hereof and (b) the provisions of Section 2 shall survive any termination of this Agreement.
g.This Agreement may be executed in one or more counterparts (including fax or electronic counterparts), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
h.This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Parties with respect to the subject matter hereof.
i.Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Citizens, Inc.	Harold E. Riley Foundation

/s/ Gerald W. Shields	/s/ Colby Adams
Name: Gerald W. Shields Title: Interim CEO	Name: Colby Adams Title: Authorized Representative - Trustee

/s/ Doug Welch
Name: Doug Welch Title: Authorized Representative - Trustee

Exhibit B

DISTRICT COURT, ARAPAHOE COUNTY, COLORADO 7325 S. Potomac Street Centennial, CO 80112 303-649-6355	COURT USE ONLY
Plaintiff/Counter-Claim Defendant:
HAROLD E. RILEY FOUNDATION,
v.
Defendants/Counter-Claim Plaintiffs:
CHRISTOPHER W. CLAUS, J.D. DAVIS, JR., GERALD W. SHIELDS, FRANK A. KEATING II, TERRY S. MANESS, E. DEAN GAGE, ROBERT B. SLOAN, JR., CONSTANCE K. WEAVER, and CITIZENS, INC.
v.
Third-Party Defendants:
CHARLES W. HOTT and MICHAEL C. HUGHES

Case Number: 2020CV31721 Div.: 21 Ctrm.:

JOINT STIPULATION FOR DISMISSAL WITH PREJUDICE

Pursuant to Colorado Rule of Civil Procedure 41(a)(1)(B), Plaintiff / Counterclaim Defendant Harold E. Riley Foundation (“HERF”) and Defendant / Counterclaim Plaintiffs Citizens, Inc., Christopher W. Claus, J.D. Davis, Jr., Gerald W. Shields, Frank A Keating II, Terry S. Maness, E. Dean Gage, Robert B. Sloan, Jr., and Constance K. Weaver (together, “Citizens”), hereby stipulate to dismiss with prejudice all claims and counterclaims brought against each other, with each party to pay their own fees and costs. The HERF dismissal with prejudice shall only be as to the specific attempt to seat the individuals at issue in the suit. Any claims as to, or concerning any declaration as to the nature or extent of the existing rights of the owner of the Class B shares (including as to the right of Citizens Inc. to expand or modify its Board of Directors structure or number in derogation of the rights of the Class B shares) shall be dismissed without prejudice.
The parties intend this dismissal with prejudice to operate as an adjudication on the merits precluding any further claims by HERF against Citizens or Citizens against HERF arising from or relating to the facts, events, transactions, or occurrences alleged in this action.
The parties further stipulate and request that the Status Quo Stipulation, entered as an Order of the Court on September 28, 2020, be immediately terminated, and be of no effect going forward. HERF hereby withdraws its January 29, 2021 Motion to Enforce the Status Quo Stipulation. To the extent there are Motions for Sanctions of any type pending, each of the parties hereby withdraws and dismisses such Motions.

Date:    February 9, 2021
Respectfully submitted,
GIBSON, DUNN & CRUTCHER LLP
By:____
Robert C. Blume, #37130
M. Scott Campbell, #41513
1801 California Street, Suite 4200
Denver, CO 80202-2641
Telephone:     (303) 298-5700
Fax:         (303) 296-5310
Attorneys for Defendants/Counterclaim Plaintiff

WHEELER TRIGG O’DONNELL LLP
By:____
Michael L. O’Donnell, #10273
Marissa S. Ronk (#49181)
370 Seventeenth Stree, Suite 4500
Denver, CO 80202-5647
Telephone:     (303) 244-1800
Fax:         (303) 244-1879
Attorneys for Plaintiff / Counterclaim Defendant

CERTIFICATE OF SERVICE

I hereby certify that on February 9, 2021 a true and correct copy of the foregoing JOINT STIPULATION FOR DISMISSAL WITH PREJUDICE was electronically filed and served via Colorado Courts e-filing upon all counsel of record.

/s/